TO BUSINESS EDITOR:

        Mercury Finance Exploring Possible Sale of Lyndon Insurance Unit


     CHICAGO, March 4/PRNewswire/ -- Mercury Finance Company (NYSE: MFN) announced that Salomon Brothers has been engaged to seek offers for the sale of the Lyndon Insurance Group, a Mercury subsidiary headquartered in St. Louis. Salomon is in discussions on behalf of the company with several parties that have expressed an interest in purchasing Lyndon. Names of the interested parties were not disclosed.

     "It is appropriate for Mercury to take a serious look at these expressions of interest," said William A. Brandt, Jr., Mercury's president and chief executive officer. "We cannot predict the outcome of the discussions, but we are prepared to make a decision and act promptly within regulatory guidelines." Mercury officials are working closely with the Missouri insurance commissioner in connection with the sale efforts.

     Lyndon has been managed as a stand-alone operation. Its divestiture would have no effect on Mercury's ability to operate its core consumer finance business and to continue offering add-on insurance products to its consumer finance customers.

     Lyndon was acquired by Mercury in October, 1995, from ITT for $72.5 million. Subsequently, other smaller insurance operations of Mercury were merged with Lyndon.

SOURCE    Mercury Finance Company

CONTACT:  Joe Kopec or Jim Fitzpatrick of The Dilenschneider Group.

312-553-0700\
     (MFN)